Exhibit 99.1

Spring Bank Pharmaceuticals Appoints Dr. Todd C. Brady to its Board of Directors

Health Care Veteran Adds Significant Biopharmaceutical Development and Leadership Experience

MILFORD, Mass., July 28, 2016 (GLOBE NEWSWIRE) — Spring Bank Pharmaceuticals, Inc. (Nasdaq:SBPH), a clinical-stage biopharmaceutical company developing novel therapeutics for the treatment of viral infections, cancer, and certain inflammatory diseases, today announced the appointment of Dr. Todd C. Brady to the Company’s Board of Directors, effective July 28, 2016. Dr. Brady currently serves as Chief Executive Officer, President and Director of Aldeyra Therapeutics (Nasdaq:ALDX), a developer of drugs for the treatment of inflammation and inborn errors of metabolism.

“Dr. Brady brings to the Spring Bank Board of Directors a wealth of experience across the full spectrum of drug development and biopharmaceutical management. We look forward to his contributions as we continue to advance our lead compound, SB 9200, through Phase 2 development for the treatment of Hepatitis B,” said Martin Driscoll, Chairman, President and Chief Executive Officer of Spring Bank. “His insights will also be invaluable in relation to our plans to explore and pursue SB 9200 in other viral indications and advance our earlier stage compounds in the areas of inflammation and oncology.”

“Chronic Hepatitis B is a serious viral disease with a sizable global patient prevalence that, if left unchecked, can cause inflammation and severe damage to the liver,” commented Dr. Brady. “Many Hepatitis B patients show no symptoms until signs of liver damage appear, which speaks to the urgent need for a functional cure. I am encouraged by the pre-clinical and clinical data generated to date for SB 9200, and I look forward to working with Marty, the rest of the Spring Bank leadership team, and my fellow Board members to guide the Company through its next phase of growth.”

Dr. Brady was appointed President and Chief Executive Officer of Aldeyra Therapeutics in 2012, having been a member of the Board of Directors since 2005. Dr. Brady also served as Entrepreneur in Residence at Domain Associates, LLC, a leading healthcare venture capital firm, in 2013. Prior to joining the firm as a Principal in 2004 Dr. Brady held senior leadership positions at Aderis Pharmaceuticals, Inc., Xanthus Life Sciences, Inc., and Phenome Sciences. Dr. Brady also serves on the Board of Directors of Oncobiologics, Inc. and Evoke Pharma, Inc., both of which are publicly traded biotechnology companies, as well as a number of privately-held biotechnology companies. Dr. Brady holds a Ph.D. in pathology from Duke University Graduate School, an M.D. from Duke University Medical School, and an A.B. from Dartmouth College.

About Spring Bank Pharmaceuticals

Spring Bank Pharmaceuticals is a clinical-stage biopharmaceutical company engaged in the discovery and development of a novel class of therapeutics using its proprietary small molecule nucleic acid hybrid, or SMNH, chemistry platform. The company is developing its most advanced SMNH product candidate, SB 9200, for the treatment of viral diseases, including hepatitis B virus.

Forward-Looking Statements

Any statements in this press release about Spring Bank’s future expectations, plans and prospects, including statements about Spring Bank’s financial prospects, future operations and sufficiency of funds for future operations, clinical development of Spring Bank’s product candidates, expectations regarding future clinical trials and future expectations and plans and prospects for Spring Bank and other statements containing the words “believes,” “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “may,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether Spring Bank’s cash resources will be sufficient to fund its continuing operations for the periods anticipated; whether results obtained in clinical trials will be indicative of results obtained in future clinical trials; whether Spring Bank’s product candidates will advance through the clinical trial process on a timely basis; whether the results of such trials will warrant submission for approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether Spring Bank’s product candidates will receive approval from regulatory agencies on a timely basis or at all; whether, if product candidates obtain approval, they will be successfully distributed and marketed; and other factors discussed in the “Risk Factors” section of Spring Bank’s final prospectus for its initial public offering, which is on file with the SEC, and in other filings Spring Bank makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent Spring Bank’s views as of the date hereof. Spring Bank anticipates that subsequent events and developments will cause Spring Bank’s views to change. However, while Spring Bank may elect to update these forward-looking statements at some point in the future, Spring Bank specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Spring Bank’s views as of any date subsequent to the date hereof.

Contacts:

Jon Freve

Chief Financial Officer

(508) 473-5993

jfreve@springbankpharm.com

Maeve Conneighton

Argot Partners

(212) 600-1902

maeve@argotpartners.com

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